Exhibit 99(a)

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS YEAR OVER YEAR INCREASE IN THIRD QUARTER

FISCAL 2011 EPS

DALLAS (April 27, 2011) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 30, 2011.

Highlights for the third quarter of fiscal 2011 include the following:

•	Earnings per diluted share, before special items, increased to $0.47 compared to $0.37 for the third quarter of fiscal 2010 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased to $0.45 from $0.39 in the third quarter of the prior year

•	Restaurant operating margin[1] improved 150 basis points to 18.3 percent compared to the third quarter of fiscal 2010

•	Total revenues increased to $717.1 million

•	Customer traffic at company-owned restaurants increased 0.6%, was positive for both brands and has increased at Maggiano’s for six consecutive quarters

•

Comparable restaurant sales at company-owned restaurants increased 0.1 percent consisting of a 3.4 percent increase at Maggiano’s, the fifth consecutive quarterly increase, and a 0.3 percent decrease at Chili’s

•	Cash flows provided by operating activities were $188.2 million and capital expenditures totaled $48.9 million for the first nine months of fiscal 2011

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

•

The Company repurchased approximately 4.5 million shares of its common stock for $107.1 million in the third quarter resulting in a fiscal year to date total of approximately 18.0 million shares for $357.0 million

•	The Company paid a dividend of 14 cents per share

“Brinker’s third quarter results demonstrate the effectiveness of our sales strategies as well as our relentless focus on strengthening our business model. Guests are responding positively to the food, service and value they’re receiving at our brands, and as a result, Brinker is delivering solid progress toward our goal of doubling EPS in five years,” said Doug Brooks, President and Chief Executive Officer.

Table 1: Q3 comparable restaurant sales

Q3 11 and Q3 10, company-owned, reported brands and franchise; percentage

	Jan	Feb	March	Q3 11	Q3 10[1]
Company-Owned	(2.9)	3.0	0.8	0.1	(4.2)
Chili’s
Comparable Restaurant Sales	(3.0)	2.3	0.3	(0.3)	(5.0)
Pricing Impact	1.2	1.7	1.5	1.2	0.9
Mix-Shift	(0.4)	(3.1)	(2.8)	(1.7)	(1.7)
Traffic	(3.8)	3.7	1.6	0.2	(4.2)
Maggiano’s
Comparable Restaurant Sales	(1.7)	8.7	4.6	3.4	1.9
Pricing Impact	1.0	0.5	0.5	0.7	0.4
Mix-Shift	(1.1)	(0.3)	(0.8)	(0.6)	(0.9)
Traffic	(1.6)	8.5	4.9	3.3	2.4

Franchise[2]				(0.9)	(4.8)
Domestic Comparable Restaurant Sales				(2.0)	(6.4)
International Comparable Restaurant Sales				2.6	1.2

System-wide[3]				(0.2)	(4.4)

[1]	Brinker International comparable restaurant sales for prior year exclude the impact of discontinued operations.
[2]

Although franchise comparable sales are not sales attributable to the Company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The Company generates royalty revenue and advertising fees based on franchisee sales, where applicable.

[3]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

The Company’s fiscal 2010 consisted of 53 weeks compared to 52 weeks for fiscal 2011. The third quarter of fiscal 2010 and fiscal 2011 both contained 13 weeks; however, the current quarter contains a one week calendar shift compared to the prior year. The comparable restaurant sales percentages above have not been adjusted to reflect the one week calendar shift. Considering this shift, company-owned comparable restaurant sales were (3.1) percent for January, 1.7 percent for February and 1.7 percent for March, resulting in (0.1) percent for the quarter. Management believes the adjusted presentation provides a useful performance comparison to the third quarter of fiscal 2010 (see adjusted comparable restaurant sales at Table 3).

Quarterly Operating Performance

CHILI’S third quarter revenues declined slightly to $608.4 million due to small decreases in guest check average and capacity, partially offset by a slight increase in traffic. Restaurant operating margin improved compared to the prior year primarily due to favorable cost of sales and labor. Cost of sales was favorably impacted by changes made to value offerings and restaurant labor was positively impacted by the implementation of the Team Service and food preparation initiatives which resulted in labor efficiencies. Chili’s restaurant expense also decreased as compared to prior year primarily due to lower utilities expense and a decrease in insurance expenses due to favorable claims experience, partially offset by increased advertising expense.

MAGGIANO’S third quarter revenues were $91.6 million and comparable restaurant sales increased 3.4 percent primarily driven by improved traffic. Restaurant operating margin increased compared to prior year primarily due to improved cost of sales resulting from menu changes and sales leverage.

ROYALTY AND FRANCHISE revenues totaled $17.1 million for the quarter, an increase of 3.6 percent over the prior year driven primarily by 20 international and seven domestic net openings. International comparable restaurant sales increased 2.6 percent while domestic franchise comparable restaurant sales decreased 2.0 percent. Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees. Brinker franchisees generated approximately $401.2 million in sales for the third quarter of fiscal 2011, an increase of 1.8 percent over the prior year.

Other

General and administrative expense increased $3.5 million for the quarter primarily due to higher professional fees, performance based compensation and a reduction in income related to the expiration of transitional services provided to Macaroni Grill.

The effective income tax rate increased to 27.5 percent in the current quarter as compared to 19.7 percent in the same quarter last year primarily due to the resolution of certain tax positions resulting in a positive impact in the prior year. Excluding the impact of special items and resolved tax positions, the effective income tax rate from continuing operations decreased to 27.1 percent in the current quarter from 27.5 percent in the same quarter last year driven primarily by tax credits for workforce programs.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of income from continuing operations before special items

Q3 11 and Q3 10; $ millions and $ per diluted share after-tax

	Q3 11	EPS Q3 11	Q3 10	EPS Q3 10
Income from Continuing Operations	40.2	0.45	35.5	0.34
Other (Gains) and Charges	1.5	0.02	2.7	0.03
Adjustment for Tax Items	0.5	0.00	—	—

Income from Continuing Operations before Special Items	42.2	0.47	38.2	0.37

“The efficiencies Brinker has gained through improvements to our business model, coupled with the sales building strategies taking hold at both Chili’s and Maggiano’s, resulted in another significant year-over-year improvement in quarterly earnings for the company. As our business model continues to improve, the financial flexibility we’ve created enables Brinker to deliver compelling value to our guests and shareholders,” said Guy Constant, Executive Vice President and Chief Financial Officer.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (April 27). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day May 25, 2011.

Additional financial information, including statements of income which detail continuing operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for third quarter fiscal 2011 filing on or before May 9, 2011; and

•	Fourth quarter earnings release, before market opens, Aug. 11, 2011.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,571 restaurants under the names Chili’s® Grill & Bar (1,526 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 30, 2011	March 24, 2010	March 30, 2011	March 24, 2010
Revenues	$717,119	$713,380	$2,043,898	$2,115,438
Operating Costs and Expenses:
Cost of sales	195,182	203,242	548,960	610,452
Restaurant labor (a)	227,821	230,790	658,432	689,760
Restaurant expenses	163,007	159,733	490,206	496,202
Depreciation and amortization	31,858	33,307	96,883	102,972
General and administrative	35,593	32,079	97,024	99,535
Other gains and charges (b)	2,424	4,350	8,318	25,299

Total operating costs and expenses	655,885	663,501	1,899,823	2,024,220

Operating income	61,234	49,879	144,075	91,218

Interest expense	7,179	6,498	21,409	20,258
Other, net	(1,444)	(864)	(5,178)	(4,523)

Income before provision for income taxes	55,499	44,245	127,844	75,483

Provision for income taxes	15,253	8,737	28,703	14,859

Income from continuing operations	40,246	35,508	99,141	60,624

Income from discontinued operations, net of taxes	—	4,490	—	13,465

Net Income	$40,246	$39,998	$99,141	$74,089

Basic net income per share:
Income from continuing operations	$0.46	$0.35	$1.06	$0.59

Income from discontinued operations	$—	$0.04	$—	$0.13

Net income per share	$0.46	$0.39	$1.06	$0.72

Diluted net income per share:
Income from continuing operations	$0.45	$0.34	$1.05	$0.59

Income from discontinued operations	$—	$0.05	$—	$0.13

Net income per share	$0.45	$0.39	$1.05	$0.72

Basic weighted average shares outstanding	87,679	102,470	93,112	102,398

Diluted weighted average shares outstanding	89,647	103,357	94,456	103,122

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	Current year Other gains and charges primarily includes $1.5 million related to litigation and $1.0 million of severance costs. In the first six months of fiscal 2011, Other gains and charges primarily includes $3.7 million of severance costs and $1.7 million related to the closure and impairment of certain underperforming restaurants. Prior year Other gains and charges primarily includes $4.0 million of lease termination charges related to the closure of certain underperforming restaurants. In the first six months of fiscal 2010, Other gains and charges primarily includes long-lived asset impairments of $20.7 million related to the closure and impairment of certain underperforming restaurants and $2.4 million of lease termination charges, partially offset by a $2.8 million gain on the sale of 21 restaurants to a franchisee.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 30, 2011	June 30, 2010
	(Unaudited)
ASSETS
Current assets	$243,203	$501,067
Net property and equipment (a)	1,067,642	1,129,077
Total other assets	196,551	221,960

Total assets	$1,507,396	$1,852,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$22,033	$16,866
Current liabilities	372,337	433,011
Long-term debt, less current installments	508,058	524,511
Other liabilities	139,278	148,968
Total shareholders’ equity	465,690	728,748

Total liabilities and shareholders’ equity	$1,507,396	$1,852,104

(a)	At March 30,2011, the company owned the land and buildings for 189 of the 868 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.7 million and $135.4 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Thirty-Nine Week Periods Ended
	March 30, 2011	March 24, 2010
Cash Flows From Operating Activities:
Net income	$99,142	$74,089
Income from discontinued operations, net of taxes	—	(13,465)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,883	102,972
Restructure charges and other impairments	6,285	27,248
Changes in assets and liabilities	(14,136)	31,750

Net cash provided by operating activities of continuing operations	188,174	222,594

Cash Flows from Investing Activities:
Payments for property and equipment	(48,892)	(31,602)
Proceeds from sale of assets	8,696	19,568
Investment in equity method investee	(1,921)	—
Decrease in restricted cash	—	29,749

Net cash provided by (used in) investing activities of continuing operations	(42,117)	17,715

Cash Flows from Financing Activities:
Purchases of treasury stock	(358,983)	(2,852)
Payments of dividends	(40,996)	(34,426)
Proceeds from issuances of treasury stock	26,850	1,111
Payments on long-term debt	(10,846)	(140,792)
Excess tax benefits from stock-based compensation	243	131

Net cash used in financing activities of continuing operations	(383,732)	(176,828)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	—	28,008
Net cash used in investing activities	—	(3,719)

Net cash provided by discontinued operations	—	24,289

Net change in cash and cash equivalents	(237,675)	87,770
Cash and cash equivalents at beginning of period	344,624	94,156

Cash and cash equivalents at end of period	$106,949	$181,926

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Third Quarter Net Openings/(Closings) Fiscal 2011	Total Restaurants March 30, 2011	Projected Openings Fiscal 2011
Company-Owned
Restaurants:
Chili’s	(1)	824	—
Maggiano’s	—	44	—

	(1)	868	—

Franchise
Restaurants:
Chili’s	3	476	8-10
International(a)	7	227	25-30

	10	703	33-40

Total Restaurants:
Chili’s	2	1,300	8-10
Maggiano’s	—	44	—
International	7	227	25-30

	9	1,571	33-40

(a)	At March 30, 2011, international franchise restaurants by brand were 226 Chili’s and one Maggiano’s.

Table 3: Q3 comparable restaurant sales adjusted for 53rd week

Q3 11, company-owned and reported brands; percentage

	Jan	Feb	March	Q3 F11
Company-Owned
Comparable Restaurant Sales	(2.9)	3.0	0.8	0.1
Adjustment for 53rd week	(0.2)	(1.3)	0.9	(0.2)

Adjusted Comparable Restaurant Sales	(3.1)	1.7	1.7	(0.1)

Chili’s
Comparable Restaurant Sales	(3.0)	2.3	0.3	(0.3)
Adjustment for 53rd week	(0.6)	(1.3)	0.9	(0.4)

Adjusted Comparable Restaurant Sales	(3.6)	1.0	1.2	(0.7)

Maggiano’s
Comparable Restaurant Sales	(1.7)	8.7	4.6	3.4
Adjustment for 53rd week	2.5	(1.5)	0.7	0.7

Adjusted Comparable Restaurant Sales	0.8	7.2	5.3	4.1

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240